EXHIBIT 99.1


Global Aircraft Solutions Announces 5 Year Exclusive Maintenance Contract with the New Low-Cost Mexican Airline AVOLAR and Opens a Second Aircraft Maintenance Facility in Tijuana Mexico

TUCSON, Ariz.- August 15, 2005 - Global Aircraft Solutions, Inc. (OTCBB:
GACF.OB) today announced that through its wholly owned subsidiary, Hamilton Aerospace Technologies, Inc. (HAT), it has signed an exclusive 5 year maintenance contract with an option for 5 additional years with the new low-cost Mexican airline, AVOLAR. Under the terms of this exclusive agreement, HAT will provide to AVOLAR all maintenance services from turn-around line maintenance to scheduled heavy maintenance, including parts support. AVOLAR's business plan calls for a fleet made up exclusively of Boeing 737-300 and 737-500 aircraft. AVOLAR plans to have 5 aircraft in service by the end 2005, and thereafter integrate approximately one aircraft per month, culminating in 30 aircraft being placed in service by September 2007.

HAT anticipates approximately $1.5 million in revenue from this contract through the end of 2005. Based on the terms of the agreement with AVOLAR and, subject to the successful implementation of AVOLAR's business plan, HAT anticipates this exclusive contract with AVOLAR will generate annual revenues of approximately $2.75 million per aircraft in service by the time AVOLAR has ramped up to its projected fleet of 30 aircraft.

In order to efficiently perform the large volume of maintenance services projected for the AVOLAR contract, HAT has entered into a lease agreement for approximately 50,000 sq. ft. of office and hangar space in an existing large aircraft maintenance facility in Tijuana, Mexico. HAT's lease agreement also contains options for an additional 230,000 sq. ft. of hangars, back shops and offices at the same facility. The initial hangar space is capable of housing up to 5 Boeing 737 aircraft. If HAT exercises its options on the additional space, the Tijuana facility will be capable of housing up to 15 Boeing 737 aircraft. The termination terms of this new lease mirrors those of HAT's contract with AVOLAR, thereby minimizing any risk to GACF associated with leasing the Tijuana facility.

HAT plans to ultimately subcontract the entire AVOLAR contract to a wholly owned Mexican corporation (Sociedad Anonima) which Global Aircraft Solutions intends to form, tentatively named Hamilton Aerospace S.A. In addition to the AVOLAR contract, Global anticipates that Hamilton Aerospace, S.A. will provide maintenance services to other customers, particularly those located in Latin America. It should be noted that the Tijuana facility is capable of fully enclosing 3 Boeing 747 aircraft, so Hamilton Aerospace, S.A. will provide GACF the option to eventually enter into wide body aircraft maintenance services if it so chooses.

John Sawyer, President of Global Aircraft Solutions and Hamilton Aerospace, stated, "We are very excited that AVOLAR has chosen GACF to be the exclusive maintenance provider for the first Mexican airline based on the successful low-cost models of airlines like Southwest and Jet Blue. Needless to say, all of us at Global Aircraft Solutions will do everything in our power to help AVOLAR achieve its goals, since, if successful, AVOLAR could be generating revenues for Global at an annualized rate of over $80 million by late 2007."

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Jorge Nehme, Chairman and CEO of AVOLAR, commented, "After thoroughly investigating our maintenance options, we determined that Hamilton Aerospace most closely met our criteria for quality and cost-effectiveness needed to support our operating model. We are very comfortable with the management of HAT and its parent company, Global Aircraft Solutions, and look forward to building a long-term mutually successful business relationship between our two organizations."

About Global Aircraft Solutions -

Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include debis AirFinance, BCI Aircraft Leasing, Q Aviation, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, and Aero California.

Global's website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures. In addition, other risks are detailed in Global's Form 10-KSB filed on April 4, 2005. It should be particularly noted that the airline that is the subject of the above forward looking statements, Avolar, is a startup airline without historical operating data on which to assess the likelihood of future success or failure. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:
     Global Aircraft Solutions
     Gordon Hamilton, (520) 294-3481
     dhamilton@hamaerotech.com
     -------------------------
              or
     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net
     -------------------------------